Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Media and Financial Community:
Dennis Halpin
304-234-2421

ESMARK INCORPORATED ANNOUNCES MANAGEMENT

APPOINTMENTS TO OVERSEE ITS CORE BUSINESS SEGMENTS

WHEELING, W.VA., January 8, 2008 – Esmark Incorporated (NASDAQ:ESMK) (the “Company”) today announced several executive appointments, effectively immediately, as it aligns management responsibilities with the Company’s two business segments – Mill Operations and Downstream Operations. “This realignment is a natural outgrowth of combining Esmark’s operations with those of Wheeling-Pittsburgh Corporation last November,” stated James P. Bouchard, Chairman and Chief Executive Officer of the Company. Jim continued, “We’re now one company with two core business competencies; these administrative changes assign the experience and skill set of our management team to the areas where their contributions are optimized.”

Mill Operations

David A. Luptak has been named Executive Vice-President, Mill Operations of the Company. Dave served as Executive Vice-President, General Counsel and Secretary of the Company immediately prior to this appointment. Before joining the Company, Dave worked for 20 years with U.S. Steel holding various positions in the legal department and in operations, including plant manager of U.S. Steel’s Edgar Thompson works. James Ledgard was promoted to Vice-President and Chief Operating Officer of Wheeling-Pittsburgh Steel Corporation and will report directly to Dave Luptak. Glenn Steed and Charles Dinger will both report directly to Jim Ledgard in their new capacities as General Manager, Primary Operations and General Manager, Hot Strip Mill and Finishing Operations, respectively.

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Esmark Incorporated Management Appointments – Page 2

Down Stream Operations

Thomas A. Modrowski was named Executive Vice-President, Downstream Operations of the Company. Tom previously served as President and Chief Operating Officer of Wheeling-Pittsburgh Steel Corporation. With more than 25 years of diversified steel industry experience prior to joining the Company in December 2006, Tom’s career includes senior management and operations positions at Esmark Steel Service Group, U.S. Steel, Electric Coating Technologies and Double Eagle Steel Coating Company. Michael Ogrizovich was named President, Service Center Group and will report directly to Tom Modrowski.

Esmark Executive Appointments

V. John Goodwin was named an Executive Vice-President of the Company and will oversee USW labor relations. David Pryzbylski has been named a Vice-President of the Company and will report directly to John.

About Esmark Incorporated

Esmark Incorporated is a vertically integrated steel producer and distributor, combining steel production capabilities through both blast furnace and electric arc furnace technologies with the just-in-time delivery of value-added steel products to a broad customer base concentrated in the Ohio Valley and Midwest regions. Currently headquartered in Wheeling, W.Va., the Company is a producer of carbon flat-rolled products for the construction, container, appliance, converter/processor, steel service center, automotive and other markets. The company’s products include various sheet products such as hot rolled, cold rolled, hot dipped galvanized, electro-galvanized, black plate and electrolytic tinplate. More information about Esmark can be found at www.esmark.com.

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